NORWOOD FINANCIAL CORP
ANNOUNCES CASH DIVIDEND

HONESDALE, PENNSYLVANIA – DECEMBER 16, 2016

Lewis J. Critelli, President and Chief Executive Officer of Norwood Financial Corp (NASDAQ Global Market - NWFL) and its subsidiary Wayne Bank announced that the Board of Directors declared a $.32 per share quarterly dividend payable February 1, 2017 to shareholders of record as of January 13, 2017.  The $.32 per share represents an increase of 3.2% over the cash dividend declared in the prior quarter, and represents a dividend yield of 3.71% annually based on the closing price of Norwood stock on November 30th. During 2016, total cash dividends declared were $1.25 per share compared to the $1.24 declared in 2015.

Mr. Critelli commented, "The Board is extremely pleased to provide our shareholders with this increase in their quarterly dividend.  It reflects our confidence in the on-going success of the recent acquisition of Delaware Bancshares, Inc. and its subsidiary, NBDC Bank.  We are also very proud that 2016 marks the twenty-fifth consecutive year of dividend increases for the Company."

Norwood Financial Corp, through its subsidiary, Wayne Bank operates fifteen offices in Northeastern Pennsylvania and twelve offices in Delaware and Sullivan Counties, New York.  The New York offices represent locations that were assumed through the acquisition of Delaware Bancshares, Inc. and its wholly-owned subsidiary, NBDC Bank, which closed on July 31, 2016.  As of September 30, 2016, the Company had total assets of $1.125 billion, loans outstanding of $706.2 million, total deposits of

$922.2 million and total stockholders' equity of $115.7 million.  The Company's stock is traded on the Nasdaq Global Market under the symbol "NWFL".

Forward-Looking Statements. The foregoing material may contain forward-looking statements.  We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and therefore readers should not place undue reliance on any forward looking statements.  Those risks and uncertainties include difficulties associated with the integration of NBDC Bank into Wayne Bank, changes in federal and state laws, changes in the absolute and relative levels of interest rates, the ability to control costs and expenses, demand for real estate, costs associated with cybercrime, general economic conditions and the effectiveness of governmental responses thereto.  Norwood Financial Corp. does not undertake and specifically disclaims any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:    William Lance
       Executive Vice President and Chief Financial Officer
       NORWOOD FINANCIAL CORP
       (570) 253-8505
       www.waynebank.com